Exhibit 10(l)
Name: Thomas A. Gottschalk
COMPENSATION STATEMENT

Commencing: January 1, 2005	Salary: $83,333.32 Per Month
I agree the salary cited will be my total salary during each monthly period in which GM continues it in effect for all hours worked, including overtime.
I acknowledge I am aware of trade secrets or other confidential and/or proprietary information concerning GM; the disclosure of which will cause irreparable harm to the Corporation. I agree that I will not disclose to any person or entity any such trade secret, confidential and/or proprietary information and, upon termination of my employment with GM, I shall return all documents or other materials containing such information to GM.
For a period of two years immediately following my voluntary termination of employment with GM or any of its subsidiaries, I will not, without the prior written consent of the GM Chief Executive Officer, engage in or perform any services of a similar nature to those I performed at GM for any other corporation or business engaged in the design, manufacture, development, promotion, sale, or financing of automobiles or trucks within North America, Latin America, Asia, Australia, or Europe in competition with GM, any of its subsidiaries or affiliates, or any joint ventures to which GM or any of its subsidiaries or affiliates is a party. If the terms of this paragraph are found by a court to be unenforceable due to the duration, products or territory covered, such court shall be authorized to interpret these terms in a manner that makes the paragraph enforceable within that particular jurisdiction.
This Statement reaffirms that my employment is from month-to-month on a calendar month basis and I acknowledge GM retains the right in its discretion to increase or decrease my monthly compensation. The parties agree Michigan law applies to this Compensation Statement even if I am employed outside the state.
I agree that my job responsibilities with GM and a significant portion of my compensation are consideration for the confidentiality and non-compete agreements noted above. I acknowledge that my breach of the confidentiality or non-competition provisions of this agreement will cause irreparable harm to GM because of the weakened ability of GM to fairly compete and the inherent difficulty in quantifying the damage caused to GM from such breach. Such irreparable harm can and should be remedied by an injunction against me without any bond being required because any other potential remedy will not be as prompt, certain and full as is necessary to prevent such harm. I acknowledge that my breach of this non-compete agreement will cause GM a greater degree of harm than could be caused to me by living up to the terms because I am being compensated by GM at such a level so as to be able to sustain myself for the non-competition period and am also able to work in fields of business which are not competitive with GM, its affiliates or joint ventures. I further acknowledge that the non-competition provisions are reasonable in duration, geographical area and line of business.
By signing this compensation statement, I also acknowledge my responsibility to adhere to and believe I am in compliance with General Motors Corporation guidelines with respect to employee conduct as contained in the “Winning With Integrity — Our Values and Guidelines for Employee Conduct” materials.
I acknowledge that there are no oral or written understandings or agreements in effect regarding my salary, nature or duration of employment, or the other matters set forth in this Compensation Statement other than my initial employment agreement covering enhanced retirement (pension) benefits which remains in effect.
No modification or amendment of this Compensation Statement will be effective unless it is in writing and signed by both parties.

Employee	General Motors Corporation

Date	Date

Retirement Programs
Non-Qualified Retirement Program — As approved by the Incentive and Compensation Committee, for each year of actual Part B credited service you accrue, you will acquire an additional year of credited service for purposes of calculating your non-qualified Supplemental Executive Retirement Program benefit. Additionally, you will be required to make an additional non-qualified retirement contribution equal to your qualified contribution. You will be notified of this amount. These additional years of credited service will not be used in calculating your qualified Salaried Retirement Program benefit